Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of our report dated January 24, 2004, with respect to the consolidated financial statements and financial statement schedule of CEVA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young

Dublin, Ireland

May 11, 2004